Exhibit 99.1

FOR IMMEDIATE RELEASE October 23, 2019	FOR FURTHER INFORMATION CONTACT BENJAMIN BOCHNOWSKI (219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE NINE MONTHS AND QUARTER ENDED

September 30, 2019

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp” or “NWIN”), the holding company for Peoples Bank SB (the “Bank”), reported record net income of $9.8 million, or $2.88 per share for the nine months ended September 30, 2019. Net income for the first nine months of 2019, increased by $3.1 million (46.7%), from the nine months ended September 30, 2018. For the first nine months of 2019, the return on average assets (ROA) was 1.03% and the return on average equity (ROE) was 10.54%. In connection with the successful acquisition of AJS Bancorp, Inc., (“AJSB”), which closed on January 24, 2019, the Bancorp incurred one-time expenses of approximately $2.1 million, as expansion into the Chicagoland market continued.

For the quarter ended September 30, 2019, the Bancorp’s net income totaled $3.6 million, or $1.04 per share. Net income for the quarter ended September 30, 2019, increased by $2.0 million (120.2%), from the quarter ended September 30, 2018. For the third quarter of 2019, the ROA was 1.08% and the ROE was 11.05%.

Excluding the one-time AJSB acquisition costs, the Bancorp’s net income, as adjusted, was $11.6 million, or $3.41 per share, for the first nine months of 2019. Excluding these same one-time AJSB acquisition costs, the Bancorp’s ROA, as adjusted, was 1.22% and its ROE, as adjusted, was 12.49% for the first nine months of 2019. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

During the nine months ended September 30, 2019, total assets increased by $234.3 million (21.4%), with interest-earning assets increasing by $202.8 million (19.9%). At September 30, 2019, interest-earning assets totaled $1.2 billion compared to $1.0 billion at December 31, 2018. Earning assets represented 91.8% of total assets at September 30, 2019 and 92.9% of total assets at December 31, 2018. The increase in total assets and interest earning assets for the nine months was primarily the result of the completion of the acquisition of AJSB as well as organic growth.

“The Bancorp’s third quarter results reflect fully integrated operations from the AJSB acquisition. Earnings results continue to grow at a record pace, with nine months earnings for 2019 up 47% from 2018. Despite general downward rate pressures in the macro economy, local demand for lending remained strong. Capital continues to build to support growth, as does strong on-balance sheet liquidity,” said Benjamin Bochnowski, president and chief executive officer. “Management remains focused on strategic execution and value creation for all of our stakeholders,” Bochnowski said.

“During 2019, the Bancorp’s strong balance sheet growth was related to loan growth of $140.0 million, an 18.3% increase, and deposit growth of $222.7 million, a 23.9% increase. The increases were a result of the AJSB acquisition and organic growth strategies. The Bancorp’s management plans on using current cash and cash equivalents to fund future loan growth,” said Robert Lowry, chief financial officer.

“For the current year, the Bancorp’s core revenue driver, net interest income, increased by $7.9 million or 31.8%. The increase is the result of successful acquisition activity, and organic loan and deposit growth. With the recent decline in market interest rates, the Bancorp’s management will continue managing the balance sheet to lessen the impact to the net interest margin. In addition, with management’s continued operating strategies, during 2019 noninterest income increased by $1.3 million or 18.3%,” continued Lowry.

Net Interest Income

Net interest income was $32.6 million for the nine months ended September 30, 2019, an increase of $7.9 million (31.8%), compared to $24.7 million for the nine months ended September 30, 2018. The Bancorp’s net interest margin on a tax-adjusted basis was 3.80% for the nine months ended September 30, 2019, compared to 3.81% for the nine months ended September 30, 2018. The increased net interest income for the nine months was primarily the result of the acquisitions of AJSB and First Personal Financial Corp. (“First Personal”), organic loan growth, and the recognition of one-time gains from excess reserves associated with purchase credit impaired loans from the former acquisitions of First Federal Savings & Loan and Liberty Savings Bank. The one-time gains totaled $429 thousand and were the result of being able to work-out purchase credit impaired loans with better results than were originally anticipated at the time of acquisition. Net interest income was $10.8 million for the quarter ended September 30, 2019, an increase of $1.8 million (19.7%), compared to $9.0 million for the quarter ended September 30, 2018. The Bancorp’s net interest margin on a tax-adjusted basis was 3.63% for the quarter ended September 30, 2019, compared to 3.92% for the quarter ended September 30, 2018. The Bancorp’s lower net interest margin is impacted by the lower interest rate environment and increased balance sheet liquidity.

Noninterest Income

Noninterest income from banking activities totaled $8.1 million for the nine months ended September 30, 2019, compared to $6.9 million for the nine months ended September 30, 2018, an increase of $1.3 million or 18.3%. Noninterest income from banking activities totaled $2.9 million for the quarter ended September 30, 2019, compared to $2.2 million for the quarter ended September 30, 2018, an increase of $674 thousand or 30.3%. The increase in noninterest income for the nine months and the quarter is the result of the Bancorp’s continued focus on competitively pricing its fees and service charges as well as increasing mortgage banking and wealth management activities. Due to a death benefit in the quarter, the Bancorp will receive a benefit from bank owned life insurance. The increase in the cash value of bank owned life insurance income was primarily the result of the acquisitions of AJSB and First Personal. The increase in other noninterest income was primarily the result of gains made on the sale of fixed assets.

Noninterest Expense

Noninterest expense totaled $28.0 million for the nine months ended September 30, 2019, compared to $22.9 million for the nine months ended September 30, 2018, an increase of $5.1 million or 22.0%. Noninterest expense totaled $9.3 million for the quarter ended September 30, 2019, compared to $9.1 million for the quarter ended September 30, 2018, an increase of $212 thousand or 2.3%. For the nine months ended September 30, 2019, one-time expenses of $2.1 million have been incurred in connection with the acquisition of AJSB. The increase in compensation and benefits for the nine months and the quarter ended September 30, 2019, is primarily the result of increased compensation due to the acquisition of AJSB and First Personal. Additionally, increases to compensation and benefits can be attributed to management’s continued focus on talent management and retention. The increase in occupancy and equipment for the nine months and quarter ended September 30, 2019, is primarily related to the First Personal and AJSB acquisitions and related assets. The decrease in data processing expense for the quarter ended September 30, 2019, is primarily related to the costs associated with data conversion for the acquisition of First Personal during the third quarter of 2018. The increase in data processing expense for the nine months ended September 30, 2019, is primarily the result of increased system utilization. The remainder of the increase in data processing is due to data conversion expenses related to the acquisition of AJSB. The increase in marketing expense for the nine months ended September 30, 2019, is a result of the acquisition of AJSB as well as the Bancorp’s regular marketing initiatives. The decrease in federal deposit insurance premiums for the quarter ended September 30, 2019, is the result of the application of the Small Bank Assessment Credit that was applied to the second quarter assessment period. The increase in other operating expenses is primarily related to the acquisition of AJSB and accounts for approximately $2.1 million of the increase for the nine months ended September 30, 2019.

The Bancorp’s efficiency ratio was 68.70% for the nine months ended September 30, 2019, compared to 72.56% for the nine months ended September 30, 2018. Excluding the one-time acquisition expenses associated with the AJSB transaction, the efficiency ratio would have decreased to 63.51% for the nine months ended September 30, 2019. See Table 1 below for a reconciliation of the non-GAAP figure to the Bancorp’s GAAP efficiency ratio. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period. The Bancorp’s efficiency ratio was 67.70% for the quarter ended September 30, 2019, compared to 80.59% for the quarter ended September 30, 2018.

Lending

The Bancorp’s loan portfolio totaled $904.3 million at September 30, 2019, compared to $764.4 million at December 31, 2018, an increase of $139.9 million or 18.3%. The increase is the result of the acquisition of AJSB, as well as organic loan portfolio growth net of loan payoffs. During the nine months ended September 30, 2019, the Bancorp originated $167.0 million in new commercial loans. During the nine months ended September 30, 2019, the Bancorp originated $54.6 million in new fixed rate mortgage loans for sale, compared to $41.8 million during the nine months ended September 30, 2018. The loan portfolio represents 74.1% of earning assets and is comprised of 58.0% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $261.1 million at September 30, 2019, compared to $241.8 million at December 31, 2018, an increase of $19.3 million or 8.0%. The securities portfolio represents 21.4% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $71.9 million at September 30, 2019, compared to $17.1 million at December 31, 2018, an increase of $54.8 million or 319.8%. The increase in cash and cash equivalents is the result of the acquisition of AJSB, strong demand for deposit products and payments from the loan portfolio.

Funding

At September 30, 2019, core deposits totaled $815.2 million, compared to $670.9 million at December 31, 2018, an increase of $144.3 million or 21.5%. The increase is the result of the acquisition of AJSB as well as the Bancorp’s efforts to maintain core deposits. Core deposits include checking, savings, and money market accounts and represented 70.7% of the Bancorp’s total deposits at September 30, 2019. The increase in these core deposits is a result of the AJSB acquisition, and management’s sales efforts along with customer preferences for competitively priced short-term deposits. At September 30, 2019, balances for certificates of deposit totaled $337.3 million, compared to $258.9 million at December 31, 2018, an increase of $78.4 million or 30.3%. In addition, at September 30, 2019, borrowings and repurchase agreements totaled $30.9 million, compared to $54.6 million at December 31, 2018, a decrease of $23.7 million or 43.4%. The decrease in short-term borrowings was a result of FHLB advance maturities.

Asset Quality

At September 30, 2019, non-performing loans totaled $9.6 million, compared to $6.9 million at December 31, 2018, an increase of $2.7 million or 38.6%. The Bancorp’s ratio of non-performing loans to total loans was 1.06% at September 30, 2019, compared to 0.90% at December 31, 2018. The increase in the nonperforming loans for the nine months ending September 30, 2019, is due primarily to the completion of the AJSB acquisition as well as ten commercial business loans to five customers with all but one loan not related to the acquisition. The Bancorp’s ratio of non-performing assets to total assets was 0.96% at September 30, 2019, compared to 0.97% at December 31, 2018.

For the nine months ended September 30, 2019, $1.3 million in provisions to the ALL were required, compared to $950 thousand for the nine months ended September 8, an increase of $372 thousand or 39.2%. For the nine months ended September 30, 2019, charge-offs, net of recoveries, totaled $110 thousand. At September 30, 2019, the allowance for loan losses totaled $9.2 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.01% at September 30, 2019, compared to 1.04% at December 31, 2018. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 95.4% at September 30, 2019, compared to 115.1% at December 31, 2018.

Management also considers reserves that are not part of the ALL that have been established from acquisition activity. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At September 30, 2019, total purchased credit impaired loan accretable and nonaccretable discount totaled $2.3 million compared to $3.1 million at December 31, 2018. Additionally, the Bancorp has acquired loans where there was no evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, a net fair value discount was established for loans acquired and totaled $4.3 million at September 30, 2019, compared to $1.8 million at December 31, 2018. The increase in the fair value discount and purchase credit impaired discounts, as of September 30, 2019, is the result of the AJSB acquisition. When these additional reserves are included on a proforma basis, the allowance for loan losses as a percentage of total loans was 1.74% at September 30, 2019, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 164.38% at September 30, 2019. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

Capital Adequacy

At September 30, 2019, shareholders’ equity stood at $133.0 million, and tangible capital represented 10.0% of total assets. The Bancorp’s regulatory capital ratios at September 30, 2019, were 12.7% for total capital to risk-weighted assets, 11.7% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.4% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $38.53 per share at September 30, 2019.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: difficulties and delays in fully realizing cost savings and other benefits from the AJSB acquisition; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Disclosure Regarding Non-GAAP Measures

This document refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that the non-GAAP measures are helpful to investors to compare normalized, integral operations of the Bancorp removed from one-time events such as purchase accounting impacts and cost of acquisition. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Return on equity	11.05%	6.70%	10.54%	9.56%
Return on assets	1.08%	0.62%	1.03%	0.92%
Basic earnings per share	$1.04	$0.54	$2.88	$2.29
Diluted earnings per share	$1.04	$0.54	$2.88	$2.29
Yield on loans	5.06%	4.75%	5.13%	4.60%
Yield on security investments	2.49%	2.83%	2.69%	2.79%
Total yield on earning assets	4.40%	4.26%	4.49%	4.11%
Cost of deposits	0.82%	0.46%	0.74%	0.41%
Cost of repurchase agreements	1.87%	1.49%	1.89%	1.34%
Cost of borrowed funds	2.54%	2.63%	2.69%	2.26%
Total cost of funds	0.86%	0.56%	0.78%	0.51%
Net interest margin - tax equivalent	3.63%	3.92%	3.80%	3.81%
Noninterest income / average assets	0.88%	0.85%	0.85%	0.94%
Noninterest expense / average assets	2.81%	3.48%	2.93%	3.14%
Net noninterest margin / average assets	-1.93%	-2.62%	-2.08%	-2.20%
Efficiency ratio	67.70%	80.59%	68.70%	72.56%
Effective tax rate	8.93%	13.10%	14.02%	13.27%
Dividend declared per common share	$0.31	$0.30	$0.92	$0.89

	(Unaudited)
	September 30,	December 31,
	2019	2018
Net worth / total assets	10.00%	9.26%
Book value per share	$38.53	$33.50
Non-performing assets to total assets	0.96%	0.97%
Non-performing loans to total loans	1.06%	0.90%
Allowance for loan losses to non-performing loans	95.68%	115.12%
Allowance for loan losses to loans outstanding	1.01%	1.04%
Foreclosed real estate to total assets	0.08%	0.15%

Consolidated Statements of Income	(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest income:
Loans	$11,335	$8,552	$33,363	$22,803
Securities & short-term investments	1,985	1,783	5,848	5,261
Total interest income	13,320	10,335	39,211	28,064
Interest expense:
Deposits	2,353	1,018	6,036	2,531
Borrowings	172	301	581	806
Total interest expense	2,525	1,319	6,617	3,337
Net interest income	10,795	9,016	32,594	24,727
Provision for loan losses	494	312	1,322	950
Net interest income after provision for loan losses	10,301	8,704	31,272	23,777
Noninterest income:
Fees and service charges	1,203	991	3,608	2,830
Wealth management operations	447	414	1,426	1,253
Gain on sale of loans held-for-sale, net	681	451	1,323	1,021
Gain on sale of securities, net	102	151	754	1,155
Increase in cash value of bank owned life insurance	177	130	519	358
Benefit from bank owned life insurance	205	-	205	-
Gain on sale of foreclosed real estate, net	43	54	83	154
Other	39	32	217	104
Total noninterest income	2,897	2,223	8,135	6,875
Noninterest expense:
Compensation and benefits	4,932	4,669	14,333	12,045
Occupancy and equipment	1,231	829	3,522	2,524
Data processing	806	1,012	2,753	2,076
Federal deposit insurance premiums	18	91	286	250
Marketing	170	223	783	523
Other	2,112	2,233	6,305	5,512
Total noninterest expense	9,269	9,057	27,982	22,930
Income before income taxes	3,929	1,870	11,425	7,722
Income tax expenses	351	245	1,602	1,025
Net income	$3,578	$1,625	$9,823	$6,697

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)
	September 30,	December 31,	Change	Mix
	2019	2018	%	%
Total assets	$1,330,469	$1,096,158	21.4%	n/a
Cash & cash equivalents	71,942	17,139	319.8%	n/a
Certificates of deposit in other financial institutions	2,170	2,024	7.2%	n/a
Securities - available for sale	261,054	241,768	8.0%	n/a

Loans receivable:
Residential real estate	$297,830	$223,323	33.4%	32.9%
Home equity	49,781	45,483	9.4%	5.5%
Commercial real estate	282,536	253,104	11.6%	31.3%
Construction and land development	79,351	64,433	23.2%	8.8%
Multifamily	50,878	47,234	7.7%	5.6%
Farmland	230	240	-4.2%	0.1%
Consumer	1,334	643	107.5%	0.1%
Manufactured homes	15,365	5,400	184.5%	1.7%
Commercial business	109,359	103,439	5.7%	12.1%
Government	17,609	21,101	-16.5%	1.9%
Total loans	$904,273	$764,400	18.3%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$176,878	$127,277	39.0%	15.3%
Interest bearing checking	222,224	214,400	3.6%	19.3%
Savings	212,517	160,490	32.4%	18.4%
Money market	203,573	168,727	20.7%	17.7%
Total core deposits	815,192	670,894	21.5%	70.7%
Certificates of deposit	337,275	258,892	30.3%	29.3%
Total deposits	$1,152,467	$929,786	23.9%	100.0%

Borrowings and repurchase agreements	$30,931	$54,628	-43.4%
Stockholder's equity	132,988	101,464	31.1%

Asset Quality	(Unaudited)
(Dollars in thousands)	September 30,	December 31,	Change
	2019	2018	%
Nonaccruing loans	$8,803	$6,595	33.5%
Accruing loans delinquent more than 90 days	785	321	144.5%
Securities in non-accrual	2,070	2,050	1.0%
Foreclosed real estate	1,098	1,627	-32.5%
Total nonperforming assets	$12,756	$10,593	20.4%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$1,211	$246	392.3%
ALL general allowances for loan portfolio	7,963	7,716	3.2%
Total ALL	$9,174	$7,962	15.2%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$-	$-	0.0%
Nonaccruing troubled debt restructurings, compliant (2)	277	125	121.6%
Accruing troubled debt restructurings	1,824	1,906	-4.3%
Total troubled debt restructurings	$2,101	$2,031	3.4%
(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	(Unaudited)
	At September 30,
	2019	Required
	Actual Ratio	To Be Well Capitalized

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	11.7%	N/A
Tier 1 capital to risk-weighted assets	11.7%	N/A
Total capital to risk-weighted assets	12.7%	N/A
Tier 1 capital to adjusted average assets	8.4%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	11.4%	6.5%
Tier 1 capital to risk-weighted assets	11.4%	8.0%
Total capital to risk-weighted assets	12.4%	10.0%
Tier 1 capital to adjusted average assets	8.2%	5.0%

Table 1 - Reconciliation of the Non-GAAP Earnings and Performance Ratios

(Unaudited)
September 30, 2019
Nine Months
Ended

GAAP net Income	$9,823
GAAP income tax expense	1,602
GAAP income before income taxes	11,425
One-time acquisition costs	2,113
Pro forma income before income taxes	13,538
Pro forma income taxes	1,898
Pro forma net income	$11,640
Pro forma net income change	73.8%

($ in thousands, except per share data)	(Unaudited)
For the nine months ended, September 30, 2019	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Net income	$9,823	$1,817	$11,640
Weighted average common shares outstanding	3,416,045		3,416,045
Earnings per share	$2.88		$3.41

($ in thousands)	(Unaudited)
For the nine months ended, September 30, 2019	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Net income	$9,823	$1,817	$11,640
Average assets	$1,272,632		$1,272,632
ROA	1.03%		1.22%

($ in thousands)	(Unaudited)
For the nine months ended, September 30, 2019	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Net income	$9,823	$1,817	$11,640
Average equity	$124,251		$124,251
ROE	10.54%		12.49%

($ in thousands)	(Unaudited)
For the nine months ended, September 30, 2019	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Noninterest expense	$27,982	$(2,113)	$25,869
Interest income	39,211		39,211
Interest expense	6,617		6,617
Noninterest income	$8,135		$8,135
Efficiency ratio	68.70%		63.51%

($ in thousands)	(Unaudited)
For the nine months ended, September 30, 2019	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$9,174	$6,587	$15,761
Total loans	$904,273		$904,273
ALL to total loans	1.01%		1.74%

($ in thousands)	(Unaudited)
For the nine months ended, September 30, 2019	GAAP	Additional reserves not part of the ALL	Non-GAAP
Allowance for loan losses (ALL)	$9,174	$6,587	$15,761
Non-performing loans	$9,588		$9,588
ALL to nonperfroming loans (coverage ratio)	95.68%		164.38%

($ in thousands)	(Unaudited)
For the nine months ended, September 30, 2019	GAAP	One-time acqusition costs - tax effected	Non-GAAP
Noninterest expense	$18,713	$(2,113)	$16,600
Average assets	$1,247,870		$1,247,870
Noninterest expense to total assets	3.00%		2.66%